EXHIBIT 10.1
EXECUTION COPY

Bank Account Pledge Agreement
(Convention de Nantissement de Comptes Bancaires)

By and Between
Na Pali SAS
Acting in its capacity as Pledgor
JPMORGAN CHASE BANK, N.A.
J.P. MORGAN EUROPE LIMITED
as Beneficiaries
And
SOCIÉTÉ GÉNÉRALE
AS ACCOUNT BANK

Dated as of 19 September, 2008

BETWEEN:
•	NA PALI, a French société par actions simplifiée, a company organized under the laws of France, with a share capital of EUR 3 444 300 having its registered office 162 rue Belharra 64500 St Jean de Luz, France, registered with the Trade and Companies Registry of Bayonne, under number 331 377 036 R.C.S., represented by an authorised signatory, duly authorized for the purposes hereof, hereinafter referred to as the “Pledgor” (which term includes its successors and assigns),
ON THE FIRST PART,
AND:
•	J.P. MORGAN EUROPE LIMITED, a company acting through its office at 125 London Wall, London EC2Y 5AJ, United Kingdom and,

•	JPMORGAN CHASE BANK, N.A. London Branch a company having its registered office at 125 London Wall, London EC2Y 5AJ, United Kingdom hereinafter individually referred to as the “Beneficiary” and collectively referred to as the “Beneficiaries” (which term includes their successors and assigns),
ON THE SECOND PART,
AND
•	SOCIÉTÉ GÉNÉRALE, a company having its registered office at 2 avenue du 11 novembre 1918, BP 315, 64 103 Bayonne Cedex, France,

hereinafter referred to as the “Account Bank” (which term includes its successors and assigns),
ON THE THIRD PART,
hereinafter individually referred to as a “Party” or collectively as the “Parties”.

Whereas:
(A)	Pursuant to the terms of an issuance and reimbursement agreement dated September 14, 2007 between the Pledgor and J.P. Morgan Europe Limited (the “Issuance and Reimbursement Agreement”) and of an application and agreement for irrevocable Standby Letter of Credit signed between the Pledgor and JPMorgan Chase Bank, N.A. dated September 2007 (the “Application and Agreement”), as such documents may be amended, varied, novated or supplemented, J.P. Morgan Europe Limited has agreed to issue a Bank Guarantee (the “Bank Guarantee”) in the amount of EUR 35.6 million in order to secure the payment of the purchase price of 146.169 Pilot SAS shares sold by the Boix-Vives Family.
(B)	Pursuant to the terms of the Issuance and Reimbursement Agreement and of the Application and Agreement referred in (A) above, the Pledgor has agreed to reimburse to the Beneficiaries any sum which may become payable by any of them under the terms of the Bank Guarantee.
(C)	On August 22, 2008, the Pledgor has entered into a receivables financing agreement with GE Factofrance, pursuant to which the Pledgor may obtain financing of up to EUR 100 Million in exchange for the collateralization of all or substantially all of its trade receivables (the “Receivables Financing”).
(D)	As a consequence of the entry into the receivables Financing, the Pledgor has agreed to further secure its obligations under paragraph (B) above and to pledge in favour of the Beneficiaries, a bank account described below in which an amount of EUR 35.6 million will be deposited by the Pledgor.
It has been agreed as follows:
Article 1. — Definitions and Interpretation
1.1	Terms defined in the Issuance and Reimbursement Agreement

All the terms defined in the Issuance and Reimbursement Agreement and used in this Agreement but not otherwise defined herein shall have the same meaning in this Agreement as in the Issuance and Reimbursement Agreement.

1.2	General definitions

The following terms and expressions used in this Agreement and in the Preamble of this Agreement shall, unless the context requires otherwise, have the following meanings:

“Account Bank”:	means the bank described in Exhibit 1 hereto, in the books of which the Pledged Account is opened;

“Agreement”:	means the present account pledge agreement together with the Exhibits hereto, as the same may be amended, restated or supplemented or otherwise modified from time to time;

“Beneficiaries”:	means JPMorgan Chase Bank, N.A. and/or J.P. Morgan Europe Limited and its respective successors and assigns;

“Business Day”:	means a day (other than a Saturday or Sunday) on which banks are open for general business in Paris, and London;

“Default”:	means the occurrence of any “Event of Default” under and as defined in the Issuance and Reimbursement Agreement;

“Pledge”:	means the pledge (nantissement) over the Pledged Account created hereby in favour of the Beneficiaries pursuant to the terms of this Agreement;

“Pledged Account”:	means the Société Générale Term Account (Compte à Terme) described in Exhibit 1 and maturing on December 10, 2008;

“Secured Obligations”:	means all liabilities and obligations of the Pledgor to pay to the Beneficiaries any sum payable to them under the terms of the Issuance and Reimbursement Agreement or the Application and Agreement in connection with the issuance of the Bank Guarantee.
1.3	Interpretation

The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Exhibit references are to this Agreement unless otherwise specified.

The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

The Article headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

Article 2. — Grant of Pledge over the Pledge Account
2.1	As security for the punctual payment of the Secured Obligations when due (whether at the stated maturity, by acceleration or otherwise) and in accordance with Article 2355 et seq. of the French Civil Code, the Pledgor hereby pledges in favor of the Beneficiaries, by way of a pledge of account (nantissement de compte), the Pledged Account and an amount of EUR 35.6 million (thirty five million, six hundred thousand Euros) deposited in such Pledged Account.

2.2	The Pledgor hereby acknowledges that this Agreement shall constitute a security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations to the Beneficiaries.

2.3	The Beneficiaries, hereby accept the benefit of such pledge of account.

2.4	Société Générale intervenes to this Agreement in order to confirm that it is informed of the terms of this Agreement and of the creation of the Pledge over the Pledged Account in accordance with Article 2362 of the French Civil Code.
Article 3. — Operation of the Pledged Account Blocking
3.1	The Pledged Account will remain blocked and, subject to paragraph 3.2 to 3.4 below, the Pledgor shall not be permitted to withdraw any sum from the Pledged Account until all its obligations under the Secured Obligations are fully performed and the Beneficiaries have no further liability under the Bank Guarantee.

3.2	The Pledgor will instruct the Account Bank not to accept any withdrawal or debiting from the Pledged Account without the prior written consent of J.P. Morgan Europe Limited; however the Pledgor will be authorized to withdraw any amounts from the Pledged Account provided that (i) following such withdrawal, the credit balance of the Pledged Account is at least equal to EUR 35.6 million and, (ii) no Default has occurred and is continuing at the time of such withdrawal.

3.3	Until the release and discharge by the Beneficiaries of the pledge created by this Pledge Agreement, Société Générale will not allow the Pledged Account to be debited by the Pledgor if after such withdrawal, the credit balance of the Pledged Account is less than EUR 35.6 million or if it has been notified by any of the Beneficiaries of a Default (and has not later been notified by such Beneficiary that such Default is not continuing.

3.4	On the maturity date of the Pledged Account (i.e. December 10, 2008), the proceeds of the Pledged Account will be either (i) applied by Société Générale to the payment of such subscription price of money market funds (SICAV monétaires) which will be pledged to the Beneficiaries as described in Article 5.2 (v) or (ii) if the Pledgor has not complied with the actions described in Article 5.2 (vi) below, Société Générale will transfer such proceeds from the Pledged Account to the account of JPMorgan Chase Bank, N.A. London Branch, Account Number 22929601,Swift Address CHASGB2L, Att Trade Dept. ref 4E4S-700001 .

Article 4. — Enforcement
4.1	In case of non payment of any sum due by the Pledgor in respect of the Secured Obligations, any of the Beneficiaries may, eight (8) days after a formal notice (mise en demeure) is sent to the Pledgor by registered letter, enforce the Pledge hereunder by any legally available means, in particular:
(i)	the Beneficiaries, may request a judicial attribution (attribution judiciaire) of the Pledged Account in accordance with the provisions of Articles 2365 of the French Civil Code, or

(ii)	the Beneficiaries, may send to the Account Bank a notice of foreclosure in the form set forth in Exhibit 3 hereto (the “Notice of Foreclosure”) in order to require the Account Bank to pay the amount standing to the credit of the Pledged Account to the Beneficiaries, in accordance with the provisions of Article 2365 of the French Civil Code.
4.2	In case of partial enforcement of the Pledge granted hereunder, the credit balance remaining in the Pledged Account following attribution contemplated in paragraph 4.1 (ii) above will remain subject to the Pledge created hereunder until complete discharge of the Secured Obligations.
4.3	All amounts received or recovered by the Beneficiaries in exercise of their rights under this Agreement and the Pledge shall be applied to the payment of the Secured Obligations.
Article 5. — Representations, Warranties and Covenants of the Pledgor
5.1	Representations and Warranties
     The Pledgor hereby represents and warrants to the Beneficiaries, at the date hereof, that:
(i)	it is a duly incorporated company, validly existing under the laws of France, and is not subject to any insolvency proceedings;

(ii)	the Pledgor has full power to enter into and deliver, and to exercise its rights and perform its obligations under this Agreement;

(iii)	the execution, delivery and performance by the Pledgor of this Agreement have been duly authorized by all necessary corporate action (including any necessary shareholder action);

(iv)	the Pledgor is the owner of the sums standing to the credit of the Pledged Account;

(v)	subject to any applicable reservations and perfection requirements, this Agreement creates a first-ranking security interest (“nantissement de premier rang”) over the Pledged Account and is enforceable against the Pledgor in accordance with its terms, subject to insolvency laws and laws affecting creditors’ rights generally;

(vi)	this Agreement shall be enforceable (opposable) against the Account Bank as from the date of this Agreement, in accordance with the provisions of Article 2362 of the French Civil Code; and

(vii)	the Pledged Account, the sums credited thereto, and the Pledgor’s claim over the credit balance thereof, are free and clear of any and all liens or claims of third parties and are not subject to any charge, pledge, security interest, attachment or similar restrictions or right in favor of third parties which may affect the rights of the Beneficiaries under this Agreement.
5.2 Covenants
The Pledgor hereby covenants and agrees with the Beneficiaries that, from and after the date of this Agreement unless otherwise provided in any Finance Document:
(i)	the Pledgor shall (x) within five (5) days from the date hereof, address to the Account Bank a notification and instruction in the form set forth in Exhibit 2 hereto duly executed by the Pledgor (the “Notification de Nantissement àla Banque Teneuse de Compte”) and (y) within 10 (10) days from the date hereof, provide the Beneficiaries with a proof of such notification to the Account Bank (e.g. copy of acknowledgement of receipt);

(ii)	the Pledgor shall not close the Pledged Account without the prior written consent of the Beneficiaries, which shall not be unreasonably withheld;

(iii)	upon receipt by the Account Bank of a Notice of Foreclosure, the Pledgor shall instruct the Account Bank to comply with the terms of such Notice of Foreclosure;

(iv)	the Pledgor shall maintain the Pledge created by this Agreement as a perfected security interest having a first ranking priority, and shall defend the Pledge against the claims and demands of any third party; and

(v)	the Pledgor shall execute from time to time any amendment to this Agreement and/or any other document which may be reasonably required by the Beneficiaries, in order to reconfirm or restate the Pledge herein constituted and to include as Beneficiaries of such Pledge any successor or assignee, or in the event of a substitution, merger or restructuring in any form whatsoever of the Beneficiaries, the Pledgor or any entity assuming the obligations of the Pledgor. The Pledgor shall bear all reasonable costs, fees and expenses related to such amendments, if any, other than costs, fees and expenses resulting from a substitution, merger or restructuring affecting a Beneficiary.
5.3	At the latest on November 20, 2008 the Pledgor shall (x) irrevocably instruct the Account Bank to purchase money market funds (SICAV Monétaires) on December 10, 2008 with the proceeds released from the Pledged Account on such date, (y) open a securities account and execute a security account pledge agreement in form and substance satisfactory to the Beneficiaries, (z) irrevocably instruct the Account Bank to deposit the money market funds in such security account and (aa) provide the Beneficiaries with evidence of the completion of the actions described in clauses (x), (y) and (z) of this paragraph; provided that if the Pledgor shall not have complied with the actions described in clauses (x), (y), (z) and (aa) of this paragraph, on December 10, 2008, unless otherwise instructed by the Beneficiaries, the Account Bank shall wire an amount of EUR 35.6 million from the Pledged Account to the account of JPMorgan Chase Bank, N.A. London Branch, Account Number 22929601,Swift Address CHASGB2L, Att Trade Dept. ref 4E4S-700001 .

Article 6. — Further assurance
The Pledgor shall at any time and from time to time, at its expense, promptly execute any such further instruments and documents and take such further action, as may be necessary or as the Beneficiaries may reasonably request, in order to perfect or protect any security interest granted or purported to be granted with respect to its Pledged Account by this Agreement.
Article 7. — Term and release
7.1	This Agreement shall terminate when the Pledgor is under no further liability under the Secured Obligations.
7.2	At the request of the Pledgor, accompanied by such certificates, opinions, instruments and other documents as the Beneficiaries, may reasonably require, the Beneficiaries shall, at the expense of the Pledgor, promptly execute instruments acknowledging the satisfaction and discharge of this Agreement and shall take all such steps as may be necessary to return to the Pledgor any sums remaining outstanding in the Pledged Account. As from such date of release, and upon the Pledgor’s request, the Beneficiaries, shall give to the Pledgor, at the Pledgor’s cost, a written release of this Agreement and the Pledge granted hereunder.
Article 8. — Notices
Any notice, request or other communication to be given or made under this Agreement shall be made at the following places:
If directed to the Pledgor, to:
NA PALI SAS
162 rue Belharra
64500 St Jean de Luz, France
Attn: Monsieur Pierre Boccon-Liaudet
Telephone: +33 (0)5 59 51 54 43
Fax number: +33 (0)5 59 51 34 65
If directed to the Beneficiaries, to:
JPMorgan Chase Bank, N.A.
125 London Wall, London EC2Y 5AJ
United Kingdom
Attn: Paul F. Hogan
Telephone:+44 20 7777 9076
Fax number: +44 20 7325 6835

J.P. Morgan Europe Limited
125 London Wall, London EC2Y 5AJ
United Kingdom
Attn: Paul F. Hogan
Telephone: +44 20 7777 9076
Fax number: +44 20 7325 6835
If directed to the Account Bank:
Société Générale Bayonne
2 avenue du 11 novembre,
64 100 Bayonne Cedex,
France
Attn: Franck Merel
Telephone: +33 (0)5 59 44 57 10
Fax number: +33 (0)5 59 59 73 14
Any notice request or other communication to the Account Bank shall be addressed to the notice address set forth in Exhibit 1 hereto.
Article 9. — Waivers and remedies
9.1	The Beneficiaries shall not, by any act, delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder.
9.2	No failure to exercise, nor any delay in exercising, on the part of the Beneficiaries, any right, power, or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
9.3	A waiver by the Beneficiaries, of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Beneficiaries, would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
Article 10. — Costs and Expenses
To the extent not agreed to otherwise, all costs and expenses (including legal fees) arising in connection with the drafting and negotiation of this Pledge Account Agreement will be paid by the Pledgor provided that the Beneficiaries’ French counsel legal fees shall be limited to EUR 16,000 (taxes and costs not included).

Article 11. — Successors and assigns
11.1	All the rights, privileges and options of any of the Beneficiaries will benefit to any of its respective successors and assigns.
11.2	Likewise, all terms, conditions, representations and warranties and covenants of the Pledgor hereunder shall oblige and benefit its respective successors and assigns in the same manner, it being provided that:
(i)	the Pledgor shall not assign, transfer, novate or dispose of any of, or any interest in any rights and/or obligations hereunder, without the Beneficiaries’ prior written consent;

(ii)	any Beneficiary acting for itself and/or on behalf of both Beneficiaries shall be entitled to assign, transfer, novate or dispose of any of, or any interest in any rights and/or obligations hereunder to any third party in accordance with the provisions of this Agreement.
11.3	In the event of any assignment, transfer, novation or disposal of all or part of its rights and obligations by any of the Beneficiaries, such Beneficiary’s rights and privileges under this Agreement shall be maintained without novation for the benefit of its assignees or transferees, as the case may be, and reserved in favour of new Beneficiaries from time to time parties in accordance with the provisions of Article 1278 of the French Civil Code, which the Pledgor hereby agrees.
Article 12. — Severability
Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Article 13. — Governing law — Jurisdiction — Language
13.1	Governing law

This Agreement shall be construed and governed by the laws of the French Republic.

13.2	Jurisdiction

The Pledgor hereby irrevocably consents to the jurisdiction of the Commercial Court of Paris (Tribunal de commerce de Paris) in connection with any dispute, action or proceeding arising out of this Agreement.

13.3 Language
(i)	All notices and documents delivered under this Agreement (other than the Notification de Nantissement à la Banque Teneuse de Compte) shall be in English or be accompanied by a translation into English and the party to whom any such translation is addressed shall be entitled to rely on it as being true and correct.

(ii)	If this Agreement (other than the Notification de Nantissement à la Banque Teneuse de Compte) is for any purpose whatsoever (whether before or after execution) translated into a language other than English, the English language text shall nonetheless constitute the agreement between the parties and shall at all time prevail, irrespective of whether the translation has been signed or initialled by any of the parties to this Agreement.
Made on 19 September, 2008
In four (4) original copies
NA PALI SAS
/s/ Pierre Agnès

As Pledgor
By: Pierre Agnès
Title: President

JPMorgan Chase Bank, N.A.
/s/ Paul F. Hogan

As Beneficiary
By:    Paul F. Hogan
Title: Vice President

J.P. Morgan Europe Limited
/s/ Paul F. Hogan

As Beneficiary
By:    Paul F. Hogan
Title: Vice President

Société Générale
/s/ Franck Merel

As Account Bank
By:    Franck Merel
Title: Managing Director